Contact:	Roger L. Christensen, President and CEO 541/298-6633 or rchristensen@columbiabancorp.com Greg B. Spear, Vice Chair and CFO 541/298-6612 or gspear@columbiabancorp.com

COLUMBIA BANCORP RELEASES FIRST QUARTER 2008 EARNINGS

The Dalles, Oregon - April 23, 2008 - Columbia Bancorp (Nasdaq: CBBO), the financial holding company for Columbia River Bank, announced first quarter 2008 earnings, noting a decline in earnings per share from analysts’ projections for the quarter, as disclosed in its early earnings guidance of April 8th. “Our goals for 2008 and beyond are improving the loan quality of the bank, maintaining single digit portfolio growth and providing our shareholders, customers and employees with the products and services they need. We are keeping our team focused and providing them with the tools needed to accomplish the bank’s objectives,” stated Columbia’s President and CEO, Roger Christensen.

FIRST QUARTER FINANCIAL HIGHLIGHTS

•	1Q08 Return on Equity (ROE) was 4.75%
•	1Q08 Return on Assets (ROA) was 0.48%
•	1Q08 (tax equivalent) Net Interest Margin (NIM) was 5.15%
•	1Q08 Efficiency Ratio was 67.52%

First quarter net income was $1.2 million, or $0.12 per diluted share, compared to $3.5 million and $0.34 per diluted share in the first quarter of 2007. “Our first quarter loan loss provision, together with the compression in our net interest margin, has diminished our earnings capacity,” said Christensen. “We are simply going to have to tighten our belts, proactively manage our loan portfolios, utilize our workforce assets and ride out the downturn,” he emphasized.

INCOME STATEMENT PERFORMANCE

Revenue (net interest income plus non-interest income) declined moderately by 2% for the first quarter to $15.3 million, compared to $15.6 million for the first quarter of 2007. Net interest income before the loan loss provision dropped 4% to $12.4 million in the first quarter, from $12.9 million in the comparable quarter of the prior year.

“The Federal Reserve’s decrease in the Fed Funds rate of 200 basis points in the first quarter further impacted our compressing net interest margin,” explained Staci Coburn, Chief Accounting Officer. “The rate cuts, coupled with ongoing competitive pricing pressure on deposits, contributed to declining revenues, resulting in a tax equivalent net interest margin of 5.15% in the first quarter of 2008, a drop of 67 basis points from 5.82% in the first quarter of 2007.”

Non-interest income for quarter one increased 12% to $3.0 million, from $2.6 million in quarter one of 2007. Non-interest expense for the first quarter rose 15% to $10.3 million, up from $9.0 million in the same quarter of the previous year. Columbia’s efficiency ratio, which measures overhead costs as a percentage of total revenues, was 67.52% for quarter one of 2008, compared to 57.93% in the first quarter of 2007. The jump in Columbia’s efficiency ratio is the net result of shrinking revenues due to the compressing net interest margin and increases to occupancy and salary and benefit expenses. Compared to the first quarter of 2007, occupancy and salary and benefit expenses increased as we hired personnel and leased new administrative office space in Vancouver, Washington.

BALANCE SHEET PERFORMANCE

Compared to March 31, 2007, total assets were up 3% to end the quarter at $1.0 billion. Columbia’s loan portfolio grew 7% from $847.1 million as of March 31, 2007, to $902.4 million as of March 31, 2008, with loan growth occurring primarily in the areas of residential and construction real estate. “We saw some steady growth in the real estate market in the last year, but with the issues facing the housing and real estate markets, we expect loan growth for at least the short term to remain flat,” said Chief Banking Officer, Shane Correa.

CBBO 1Q 08 Results
April 23, 2008

Total deposits for the first quarter of 2008 increased 1% to $901.0 million compared to $894.4 million in the comparable quarter of 2007. Columbia historically experiences slower deposit growth in the first quarter, and is also being impacted by the current downturn in the real estate industry. “We have been growing our number of business and personal accounts. However, all the trades in the construction industry have less capital in their accounts due to the downturn, which translates to lower deposit balances,” explained Correa. “We have added additional resources to our small business and retail deposit gathering teams, and remain committed to growing our number of accounts,” he added.

Shareholders’ equity rose 10% in quarter one of 2008 to $102.6 million, or $10.21 per outstanding share, compared to $93.7 million or $9.38 per outstanding share in the first quarter of last year. Tangible book value stands at $9.48 per outstanding share as of March 31, 2008, compared to $8.64 per outstanding share for the same quarter of 2007. Capital remains strong with the average equity to average asset ratio at 10.01% at the end of quarter one 2008, compared to 9.62% for the same quarter last year.

ASSET QUALITY

Asset quality declined in quarter one, with non-performing assets of $11.9 million, or 1.13% of total assets, compared to $3.5 million, or 0.34% in quarter one of 2007. Net charge-offs for the first quarter were $960 thousand, or 0.11% of average gross loans compared to $1.1 million, or 0.13% of average gross loans for the same quarter of 2007. “At the end of the first quarter, non-performing assets were comprised primarily of $4.5 million in loans on non-accrual status and $7.3 million of Other Real Estate Owned (OREO) properties. The majority of the OREO properties are in two subdivisions in the Portland, Oregon area and in Vancouver, Washington. Both of these properties were foreclosed on in March of this year,” said Bob Card, Director of Risk Management. “Prior to foreclosure, these properties were being carried on non-accrual status. Approximately $800,000 of the charge-offs in the first quarter were related to the write-down as well as expected carrying costs of these two properties while the bank markets them.”

The allowance for loan loss in quarter one of 2008 was $13.3 million, or 1.47% of gross loans, compared to $10.1 million, or 1.19% of gross loans for the quarter ended March 31, 2007. “We are beginning to experience some credit rating downgrades in our real estate development loan portfolio, due in part to waning property values,” stated Card. “As a result of this increased risk exposure, we recognized a $3.1 million loan loss provision in the first quarter of this year,” he added. The increase in the allowance is the result of credit quality downgrades in Columbia’s Central Oregon and Portland/Vancouver markets, as well as a reduction in property values there, according to Card, who said future allocations will also be based on the changing risk profiles of client repayment ability and collateral values.

COMPANY BUSINESS TRENDS

Columbia will continue to focus on goals geared toward positioning the company for the future, including:
•	Remaining customer focused by segmenting our client base and building systems and processes to improve sales and service specific to each segment
•	Positioning technology to enable an innovative approach to supporting customers, products and security
•	Continuing the re-engineering process of retail and loan operations in order to improve service and support customers and employees
•	Building upon our deposit gathering efforts to focus on new and innovative products; dedicating an executive to oversee and participate in the deposit gathering initiative
•	Exploring and implementing new ideas and opportunities for efficiency improvement and revenue enhancements

“The economy may not be favorable in terms of financial stability right now, but I am confident Columbia will sustain its planned long term growth,” stated Christensen. “We have a very bright future ahead of us, thanks to our loyal customers and the employees of this organization.”

CBBO 1Q 08 Results
April 23, 2008

Conference Call and Audio Webcast

Roger Christensen, President and CEO, along with the executive management team, will host a conference call for investors, analysts and other interested parties beginning at 12:00 p.m. Pacific Time (3:00 p.m. Eastern Time) on Wednesday, April 23, 2008. The 2008 first quarter earnings release will be distributed before the market opens that day. To participate in the call, dial 1-877-407-9210. The live webcast can also be heard by going to Columbia Bancorp’s Web site, www.columbiabancorp.com and selecting Presentations/Webcast under Investor Relations.

A replay of the call will be available until April 30, 2008, starting two hours after the completion of the live call. To listen to the replay, dial 1-877-660-6853, account #286 and use access code 280108. A text version of the webcast will be archived on Columbia Bancorp’s web site.

ABOUT COLUMBIA BANCORP

Columbia Bancorp (www.columbiabancorp.com) is the financial holding company for Columbia River Bank, which operates 22 branches located in The Dalles (2), Hood River, Bend (3), Madras, Redmond (2), Pendleton, Hermiston, McMinnville, Lake Oswego, Canby, and Newberg, Oregon, and in Goldendale, White Salmon, Sunnyside, Yakima, Vancouver, Pasco and Richland, Washington. To supplement its community banking services, Columbia River Bank also provides mortgage-lending services through Columbia River Bank Mortgage Team and brokerage services through CRB Financial Services Team.

FORWARD LOOKING STATEMENTS

This press release contains various forward-looking statements about plans and anticipated results of operations and financial condition relating to Columbia Bancorp. These statements include statements about management’s present plans and intentions about our strategy, growth, and deployment of resources, and about management’s expectations for future financial performance. Readers can sometimes identify forward-looking statements by the use of prospective language and context, including words like “may”, “will”, “should”, “expect”, “anticipate”, “estimate”, “continue”, “plans”, “intends”, or other similar terminology. Because forward-looking statements are, in part, an attempt to project future events and explain management’s current plans, they are subject to various risks and uncertainties which could cause our actions and our financial and operational results to differ materially from those set forth in such statements. These risks and uncertainties include, without limitation, our ability to estimate accurately the collectibility of our loans, economic and other factors which affect the collectibility of our loans, the impact of competition and fluctuations in market interest rates on Columbia’s revenues and margins, management’s ability to open and generate growth from new branches and other risks and uncertainties that we have in the past, or that we may from time to time in the future, detail in our filings with the Securities and Exchange Commission ("SEC"). Information presented in this release is accurate as of the date the report was filed with the SEC, and we cannot undertake to update our forward-looking statements or the factors that may cause us to deviate from them, except as required by law.

CBBO 1Q 08 Results
April 23, 2008

INCOME STATEMENT
(Unaudited)
(In thousands, except per share data and ratios)
	Three Months Ended		%
	March 31,		Change
	2008	2007
Interest income	$18,465	$18,923	-2%
Interest expense	6,103	6,010	2%
Net interest income before provision for loan losses	12,362	12,913	-4%
Provision for loan losses	3,050	1,025	198%
Net interest income after provision for loan losses	9,312	11,888	-22%

Non-interest income:
Service charges and fees	1,158	1,002	16%
Mortgage loan origination income	925	1,013	-9%
Financial services revenue	270	220	23%
Credit card discounts and fees	143	115	24%
Other non-interest income	463	296	56%
Total non-interest income	2,959	2,646	12%

Non-interest expense:
Salaries and employee benefits	5,874	5,042	17%
Occupancy expense	1,311	1,123	17%
Other non-interest expense	3,159	2,849	11%
Total non-interest expense	10,344	9,014	15%

Income before provision for income taxes	1,927	5,520	-65%
Provision for income taxes	708	2,067	-66%
Net income	$1,219	$3,453	-65%

Earnings per common share
Basic	$0.12	$0.35	-66%
Diluted	0.12	0.34	-65%
Cumulative dividend per common share	0.10	0.10	-

Book value per common share	$10.21	$9.38	9%
Tangible book value per common share (1)	9.48	8.64	10%

Weighted average shares outstanding
Basic	10,014	9,964
Diluted	10,109	10,199
Actual shares outstanding	10,048	9,992

	Quarter Ended
	March 31,	March 31,
RATIOS	2008	2007
Interest rate yield on interest-earning assets, tax equivalent	7.69%	8.52%
Interest rate expense on interest-bearing liabilities	3.43%	3.72%
Interest rate spread, tax equivalent	4.26%	4.79%
Net interest margin, tax equivalent	5.15%	5.82%
Efficiency ratio (2)	67.52%	57.93%
Return on average assets	0.48%	1.45%
Return on average equity	4.75%	15.06%
Average equity / average assets	10.01%	9.62%

(1)Total common equity, less goodwill and other intangible assets, divided by actual shares outstanding.
(2)Non-interest expense divided by net interest income and non-interest income.

CBBO 1Q 08 Results
April 23, 2008

BALANCE SHEET
(Unaudited)
(In thousands)

	March 31,	March 31,	Year over Year	December 31,	Year to Date
ASSETS	2008	2007	% Change	2007	% Change
Cash and cash equivalents	$64,149	$93,497	-31%	$92,224	-30%
Investment securities	34,242	39,791	-14%	34,182	-
Loans:
Commercial loans	128,082	144,000	-11%	129,018	-1%
Agricultural loans	66,619	86,170	-23%	70,095	-5%
Real estate loans	379,019	309,940	22%	354,576	7%
Real estate loans - construction	290,996	276,099	5%	294,398	-1%
Consumer loans	12,275	11,982	2%	11,630	6%
Loans held for sale	14,091	8,323	69%	8,139	73%
Other loans	11,328	10,588	7%	11,208	1%
Total gross loans	902,410	847,102	7%	879,064	3%

Unearned loan fees	(994)	(1,315)	24%	(1,060)	6%
Allowance for loan losses	(13,264)	(10,055)	-32%	(11,174)	-19%
Net loans	888,152	835,732	6%	866,830	2%

Property and equipment, net	22,877	19,877	15%	21,500	6%
Goodwill	7,389	7,389	-	7,389	-
Other assets	29,353	20,159	46%	20,583	43%
Total assets	$1,046,162	$1,016,445	3%	$1,042,708	-

LIABILITIES
Deposits:
Non-interest bearing demand deposits	$205,348	$217,299	-5%	$224,092	-8%
Interest bearing demand deposits	319,465	289,716	10%	303,235	5%
Savings accounts	35,146	35,356	-1%	35,784	-2%
Time certificates	341,005	351,994	-3%	359,782	-5%
Total deposits	900,964	894,365	1%	922,893	-2%

Borrowings	33,802	20,424	66%	10,402	225%
Other liabilities	8,782	7,951	10%	7,175	22%
Total liabilities	943,548	922,740	2%	940,470	-

Shareholders' equity	102,614	93,705	10%	102,238	-
Total liabilities and shareholders' equity	$1,046,162	$1,016,445	3%	$1,042,708	-

CBBO 1Q 08 Results
April 23, 2008

ADDITIONAL FINANCIAL INFORMATION
(Unaudited)
(In thousands, except ratios)

NON-PERFORMING ASSETS	March 31, 2008	March 31, 2007
Delinquent loans on non-accrual status	$4,459	$3,421
Delinquent loans on accrual status	-	-
Restructured loans	73	48
Total non-performing loans	4,532	3,469
Other real estate owned	7,315	-
Repossessed other assets	5	-
Total non-performing assets	$11,852	$3,469

Total non-performing assets / total assets	1.13%	0.34%

	Quarter Ended
ALLOWANCE FOR CREDIT LOSSES	March 31, 2008	March 31, 2007
Allowance for loan losses, beginning of period	$11,174	$10,143
Provision for loan losses	3,050	1,025
Recoveries	84	80
Charge offs	(1,044)	(1,193)
Allowance for loan losses, end of period	13,264	10,055
Liability for unfunded loan commitments	889	838
Allowance for credit losses	$14,153	$10,893

Allowance for loan losses / gross loans	1.47%	1.19%
Allowance for credit losses / gross loans	1.57%	1.29%
Non-performing loans / allowance for loan losses	34.17%	34.50%

	Quarter Ended
FINANCIAL PERFORMANCE	March 31, 2008	March 31, 2007
Average interest-earning assets	$968,805	$904,693
Average gross loans	891,725	827,908
Average assets	1,031,205	966,285
Average interest-bearing liabilities	715,962	654,611
Average interest-bearing deposits	700,660	617,226
Average deposits	906,340	832,297
Average liabilities	927,931	873,292
Average equity	103,274	92,993

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